EXHIBIT 99.1

Fluidigm Announces Second Quarter Financial Results and Operational Progress

SOUTH SAN FRANCISCO, Calif., Aug. 03, 2017 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced financial results for the second quarter ended June 30, 2017.

Total revenue for the second quarter was $23.9 million, a decrease of 15% from $28.2 million in the second quarter of 2016 and a decrease of 6% from $25.5 million in the first quarter of 2017. GAAP net loss for the second quarter of 2017 was $16.9 million, compared with a GAAP net loss of $18.6 million for the second quarter of 2016. Non-GAAP net loss for the second quarter of 2017 was $9.0 million, compared with a $9.9 million non-GAAP net loss for the second quarter of 2016 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“We are encouraged by our progress in positioning Fluidigm for a return to sustainable growth,” said Chris Linthwaite, President and CEO. “Total revenue for the quarter was in the upper range of our guidance.

“Our progress against each of our three strategic pillars has exceeded our expectations for this phase of our turnaround.

“In the second quarter we saw healthy demand in mass cytometry, with record consumables and service revenue growth as this technology becomes increasingly integral to research for exciting new therapies in oncology, immunology and immuno-oncology,” added Linthwaite. “In our genomics business, we added high-throughput customers and entered into new agreements aligned with our strategies to expand geographically and to offer a broader menu of applications. We remain fully committed to our single-cell customers, investing in continued innovation and support for our single-cell systems.

“Fluidigm’s value proposition is delivery of extraordinary insights in health care and life science based on biomarker discovery and development. Going forward, we are confident that we have the team and the strategic direction to create long-term value.”

Second Quarter 2017 Performance
Total revenue of $23.9 million by category:

  Instrument revenue decreased 25% to $9.9 million from $13.2 million in the year ago period due to reduced revenue from genomics instruments, primarily in single-cell genomics.
  Consumables revenue decreased 17% to $9.6 million from $11.5 million in the year ago period due to lower sales from genomics products, partially offset by increased revenue from mass cytometry reagents.
  Service revenue increased 27% to $4.3 million from $3.4 million in the year ago period, driven primarily by increased revenue from post-warranty service contracts.

Product revenue of $19.5 million by market:

  Genomics product revenue of $10.9 million decreased 35% from $16.8 million in the prior year period due to reduced revenue from instruments and consumables.
  Mass cytometry product revenue of $8.6 million increased 9% from $7.9 million in the prior year period due to increased revenue from consumables.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
United States	$11.7 million	(16%)	49%
Europe	$7.7 million	(8%)	32%
Asia-Pacific	$3.9 million	(3%)	16%
Other	$0.6 million	(67%)	3%

Product margin:

  GAAP product margin was 44.6% in the second quarter of 2017 versus 54.6% in the year ago period. The decrease was primarily due to increased unit product costs from lower production volumes, reserves for excess and obsolete inventories, and fixed amortization of developed technology over lower revenues.
  Non-GAAP product margin was 63% in the second quarter of 2017, compared with 69.5% in the year ago period. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, and stock-based compensation expense (see accompanying table for the reconciliation of GAAP and non-GAAP product margins).

Cash, cash equivalents, and investments as of June 30, 2017:
As of June 30, 2017, Fluidigm had $42.0 million in cash, cash equivalents, and investments, compared with $50.3 million as of March 31, 2017.

Strategic Priorities and Other Business Highlights

Foster Innovation and Partnerships

  In Q3, we entered into two new strategic agreements:
    ·  As we announced in July, we signed a multi-year agreement with Ascendas Genomics to support development of molecular diagnostics in China. Under the agreement, Ascendas Genomics will develop and commercialize systems and assays in China, using microfluidic technologies included in Fluidigm’s Biomark™ HD and Juno™ systems.
    ·  We also entered into a license agreement with a world-renowned leader in genetics testing, under which we obtained rights to commercialize a cystic fibrosis transmembrane conductance regulator (CFTR) library prep assay for research use with our Juno automated microfluidic system. This agreement, for which we expect to provide more detail in the coming weeks, is another example of delivering on our strategy to expand application solutions to position Fluidigm for growth.
  We remain on track for our broad commercial launch of the Imaging Mass Cytometry System this fall. Demand for this first-in-class technology is strong and extends across a diverse range of customer segments and geography.

Increase Operational Efficiency and Reduce Costs

  Our Business Transformation Office and other Fluidigm initiatives are expected to deliver significant anticipated cost savings. For example, we expect to achieve more than $6 million in total savings over four years from the exit or sublease of certain Fluidigm facilities. This is in addition to approximately $8 million in cost savings before severance expenses that we expect to realize in 2017 from the actions we took in the first quarter to right-size our organization.
  Our total cash outflow decreased sequentially for the third consecutive quarter. This was in line with our guidance and reflective of our demonstrated commitment to effective cash management.

Improve Financial Discipline, Manage Cash Balance, and Retain Talent

  In July, Angela Peters, with human resources leadership experience at both Medivation and Life Technologies, joined Fluidigm as Vice President of Global Human Resources. Peters’ pharmaceutical industry leadership experience and expertise in talent, organizational and cultural development will contribute to the successful transformation of our business.
  In a Current Report on Form 8-K filed with the SEC today, we announced an "at the market" equity offering program under which we may offer and sell, from time to time, up to $30 million aggregate offering price of shares of our common stock through "at the market" transactions. Please refer to the report, available on the SEC website, for further detail.

Third Quarter 2017 Guidance

  Total revenue of $24 million to $26 million.
  GAAP operating expenses of $27.5 million to $28.5 million.
  Non-GAAP operating expenses of $24.5 million to $25.5 million, excluding stock-based compensation and depreciation and amortization expense of approximately $2 million and $1.1 million, respectively.
  Total cash outflow of $8.0 million to $9.0 million, which includes the $2 million effect of a litigation settlement and our semi-annual interest payment on our convertible debt of approximately $2.8 million. We expect total cash outflow in the fourth quarter of 2017 to be lower than our projected outflow for the third quarter.

Conference Call Information
Fluidigm will host a conference call today, August 3, 2017, at 2:00 p.m. PT (5:00 p.m. ET). Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 37222445. Interested parties may access the live teleconference in the Investor Relations section of the company’s website at: http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on August 3, 2017.

A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), Conference ID 37222445. The conference call will also be archived on the Fluidigm Investors page at: http://investors.fluidigm.com/.

Statement Regarding Use of Non-GAAP Financial Information
Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three- and six-month periods ended June 30, 2017, and June 30, 2016, as well as projected for the third quarter of 2017. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense, depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the table accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our controls to predict. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding planned strategic initiatives and expected timing and benefits of such initiatives, expectations for the benefits of commercial agreements, future product launches and their timing, cash flow expectations and cash management plans, and projected revenues, expenses, and cash flows for the third quarter of 2017. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to introductions of new capital equipment products driving volatility in revenue from period to period; the future financial performance of Fluidigm product lines, particularly with respect to legacy instruments that may have contributed significant revenue in prior periods; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm’s business and operating results is contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its other filings with the Securities and Exchange Commission, including Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm
Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for markets such as mass cytometry, high-throughput genomics, and single-cell genomics. We sell to leading academic institutions, clinical research laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Biomark and Juno are trademarks or registered trademarks of Fluidigm Corporation.

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Instruments	$9,928	$13,195	$20,665	$27,009
Consumables	9,572	11,538	20,142	23,094
Product revenue	19,500	24,733	40,807	50,103
Service revenue	4,319	3,389	8,486	6,933
License revenue	93	46	152	135
Total revenue	23,912	28,168	49,445	57,171
Costs and expenses:
Cost of product revenue	10,794	11,239	21,644	22,026
Cost of service revenue	1,169	1,248	2,288	2,446
Research and development	7,461	9,978	15,986	20,390
Selling, general and administrative	20,975	23,845	43,551	49,320
Total costs and expenses	40,399	46,310	83,469	94,182
Loss from operations	(16,487)	(18,142)	(34,024)	(37,011)
Interest expense	(1,456)	(1,453)	(2,911)	(2,906)
Other income (expense), net	183	(44)	193	(368)
Loss before income taxes	(17,760)	(19,639)	(36,742)	(40,285)
Benefit from income taxes	827	1,022	2,608	1,784
Net loss	$(16,933)	$(18,617)	$(34,134)	$(38,501)

Net loss per share, basic and diluted	$(0.58)	$(0.64)	$(1.17)	$(1.33)

Shares used in computing net loss per share, basic and diluted	29,344	28,944	29,292	28,904

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2017	December 31, 2016 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,597	$35,045
Short-term investments	2,434	24,385
Accounts receivable, net	13,659	14,610
Inventories	18,765	20,114
Prepaid expenses and other current assets	4,670	2,517
Total current assets	79,125	96,671
Property and equipment, net	13,966	16,525
Other non-current assets	7,310	9,291
Developed technology, net	74,200	79,800
Goodwill	104,108	104,108
Total assets	$278,709	$306,395

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,858	$3,967
Accrued compensation and related benefits	7,871	3,996
Other accrued liabilities	13,498	12,374
Deferred revenue, current	9,097	9,163
Total current liabilities	34,324	29,500
Convertible notes, net	195,094	194,951
Deferred tax liability, net	16,729	21,140
Other non-current liabilities	8,625	7,571
Total liabilities	254,772	253,162
Total stockholders' equity	23,937	53,233
Total liabilities and stockholders' equity	$278,709	$306,395

(1) Derived from audited consolidated financial statements

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(34,134)	$(38,501)
Depreciation and amortization	4,088	3,245
Stock-based compensation expense	4,775	7,447
Amortization of developed technology	5,600	5,600
Other non-cash items	(417)	554
Changes in assets and liabilities, net	3,310	6,509
Net cash used in operating activities	(16,778)	(15,146)

Investing activities
Purchases of investments	(1,452)	(34,559)
Proceeds from sales and maturities of investments	23,375	56,387
Proceeds from sale of investment in Verinata	-	2,330
Purchases of property and equipment	(834)	(2,662)
Net cash provided by investing activities	21,089	21,496

Financing activities
Proceeds from issuance of common stock through stock plans, net of tax	(46)	134
Net cash (used in) provided by financing activities	(46)	134

Effect of foreign exchange rate fluctuations on cash and cash equivalents	287	297
Net increase in cash and cash equivalents	4,552	6,781
Cash and cash equivalents at beginning of period	35,045	29,117
Cash and cash equivalents at end of period	$39,597	$35,898

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net loss (GAAP)	$(16,933)	$(18,617)	$(34,134)	$(38,501)
Stock-based compensation expense	2,329	3,730	4,775	7,447
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Interest expense (b)	1,456	1,453	2,911	2,906
Depreciation and amortization	2,048	1,552	3,919	3,016
Benefit from acquisition related income taxes (c)	(655)	(808)	(1,658)	(1,826)
Loss on disposal of property and equipment	-	5	-	12
Net loss (Non-GAAP)	$(8,955)	$(9,885)	$(18,587)	$(21,346)
Shares used in net loss per share calculation -
basic and diluted (GAAP and Non-GAAP)	29,344	28,944	29,292	28,904

Net loss per share - basic and diluted (GAAP)	$(0.58)	$(0.64)	$(1.17)	$(1.33)
Net loss per share - basic and diluted (Non-GAAP)	$(0.31)	$(0.34)	$(0.63)	$(0.74)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product margin (GAAP)	$8,706	$13,494	$19,163	$28,077
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Depreciation and amortization (d)	543	549	1,094	1,088
Stock-based compensation expense (d)	229	338	569	716
Product margin (Non-GAAP)	$12,278	$17,181	$26,426	$35,481

Product margin percentage (GAAP)	44.6%	54.6%	47.0%	56.0%
Product margin percentage (Non-GAAP)	63.0%	69.5%	64.8%	70.8%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses (GAAP)	$28,436	$33,823	$59,537	$69,710
Stock-based compensation expense (e)	(2,100)	(3,392)	(4,206)	(6,731)
Depreciation and amortization (e)	(1,505)	(1,003)	(2,825)	(1,928)
Loss on disposal of property and equipment (e)	-	(5)	-	(12)
Operating expenses (Non-GAAP)	$24,831	$29,423	$52,506	$61,039

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Loss from operations (GAAP)	$(16,487)	$(18,142)	$(34,024)	$(37,011)
Stock-based compensation expense	2,329	3,730	4,775	7,447
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Depreciation and amortization (e)	2,048	1,552	3,919	3,016
Loss on disposal of property and equipment (e)	-	5	-	12
Loss from operations (Non-GAAP)	$(9,310)	$(10,055)	$(19,730)	$(20,936)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense on Senior Convertible Notes
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities

Contact:

Fluidigm Corporation

Ana Petrovic
Director, Corporate Development and Investor Relations
650.243.6628 (Office)
ana.petrovic@fluidigm.com